PRESS RELEASE
Media Contact:
Tesfaye Hailemichael
Chief Financial Officer
Mitek Systems, Inc.
858-503-7810, extension 327
thailemichael@ miteksystems.com

Mitek Pays Off Remainder of $3M Secured Convertible Debt from
Laurus Master Fund

SAN DIEGO, Calif., June 7, 2006 — Mitek Systems, Inc. (OTCBB: MITK; www.miteksystems.com), a leading provider of image analytics and intelligent character recognition software, is pleased to announce that it has completed the payoff of its $3 million secured convertible note held by Laurus Master Fund, Ltd. through a conversion to common stock of the remaining balance of principal equal to $180,318.19, which was converted into 257,597 shares of common stock. The note was issued in June 2004, and has been paid off through a combination of cash and conversion into equity.

“The cash helped address the company’s short term objectives, however, removing this obligation from our balance sheet swiftly was always our objective”, says Tesfaye Hailemichael Chief Financial Officer. “We are pleased that the company has been able to accomplish this sooner than initially expected.”

About Mitek Systems
Mitek Systems (OTCBB: MITK; www.miteksystems.com) is a global leader in Image Analytics used by financial institutions and other industries to detect fraud and improve customer service. The Company also develops and markets the most comprehensive suite of intelligent character recognition software used to test, clean, read and authenticate imaged documents. Sold to partners and directly to end users, the Company’s software is used in the processing of over 8 billion transactions per year. For more information about Mitek Systems, contact the company at 8911 Balboa Ave., Suite B, San Diego, CA 92123; 858-503-7810 or visit www.miteksystems.com.